Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current
Vice President & CFO
517/372-9200

Neogen reports 25% increase in net income, 13% increase in revenues

LANSING, Mich., Sept. 27, 2007 – Neogen Corporation (Nasdaq: NEOG) announced today that its net income for the first quarter of FY 2008, which ended Aug. 31, increased 25% from the previous year’s first quarter to $3,011,000. Adjusted for a 3-for-2 stock split, net income per share was $0.21 in the first quarter, compared to $0.17 per share for the same period in the prior year.

First quarter revenues increased 13% from the prior year’s $20,220,000 to $22,909,000—representing a record for revenues in any quarter for the 25-year-old company. The first quarter marked the 58th consecutive profitable quarter from operations for the company, and was the 62nd of the past 67 quarters when Neogen reported revenue increases as compared with the previous year.

“Our first quarter was a great start for our new fiscal year. We are proud to report that we have once again delivered on the trust that we have earned from our shareholders and customers,” said James Herbert, Neogen’s chief executive officer and chairman. “During the quarter we were able to increase sales in most product groups, indicating what we believe to be both market growth and growth in our share of the market. We expect this trend to continue.”

The first quarter also saw Neogen continue its progress in controlling costs to help improve operating results. Neogen’s operating income increased 27% in the first quarter of FY 2008 to $4,547,000. The company’s gross margin as a percentage of sales increased to 53.7% in the current quarter, up from 51.0% in the prior year’s comparable quarter.

“Cost-saving programs initiated in our prior fiscal year, and during this year’s first quarter, contributed to our exceptional percentage increase in operating income,” said Lon Bohannon, Neogen’s president and chief operating officer. “We also experienced a favorable mix of high margin product sales in the first quarter that further contributed to the dramatic increase in our gross margin and operating profit.”

Neogen’s Food Safety Division led the company’s first quarter revenue increase, with a broad-based organic sales increase of over 20% from $11,392,000 in FY 2007 to $13,759,000 in FY 2008. Sales of Neogen’s histamine test to the tuna industry increased by more than 20% after the test received an official approval from AOAC, an important third-party verification process for diagnostic test kits. Sales of Neogen’s line of tests to detect foodborne pathogens, including E. coli O157:H7, Salmonella, and Listeria, continued their resurgence, with sales up 16% over the prior year’s comparable quarter. Neogen’s AccuPoint® line of general sanitation testing products continued to see advancing market acceptance, with strong double-digit increases on a year-to-year sales comparison.

Sales of Neogen’s Soleris™ general microbial detection system, which was acquired mid-year in FY 2006, more than doubled in the first quarter of FY 2008 compared to the prior year’s quarter. This significant increase was due in part to expanding applications of the technology, and increasing sales to international markets. Neogen Europe’s sales, which represent a combination of sales of Neogen products produced in the U.S. and diagnostics manufactured in Scotland, increased 32% in FY 2008 over the prior year’s first three months.

Led by Neogen Europe’s performance, and an increase in sales of rodenticides to the international market, the percentage of overall sales from international markets reached 40% of Neogen’s total revenues for the first time ever. Strong sales of rodenticides outside of the United States were led by a large increase in sales to Mexico, and product registrations in a growing number of countries. Neogen closed its 2007 fiscal year with 38% of its sales coming from international markets.

First quarter sales for Neogen’s Animal Safety Division increased to $9,150,000. In addition to international sales of rodenticides, the division’s quarterly growth was spurred by strong increases in sales of diagnostic tests for drug residues and veterinary instruments. Sales of tests to detect drugs of abuse in racing animals increased 26% in the quarter compared to the prior year. Sales of tests and equipment for forensic drug detection were up more than 30%. Veterinary instrument sales to OTC markets and veterinarians continued their consistent growth performance with sales up 15% compared to FY 2007’s first quarter.

On Aug. 27, just prior to the close of its first quarter, Neogen acquired Kane Enterprises, Inc., a leading marketer of animal safety products. Kane Enterprises markets its products through a network of more than 200 distributors in the United States and Canada. Known for innovative products of exceptional quality, including its well-regarded AG-TEK® veterinary product line, Kane Enterprises recorded revenues of approximately $6 million in its most recently completed fiscal year that ended Sept. 30, 2006. Kane’s operations are currently being relocated to and integrated with Neogen’s Lexington, Ky., facilities.

With its 3-for-2 stock split, Neogen’s shareholders of record on Aug. 15 received one additional share of stock for each two shares held. The stock split was effected in the form of a stock dividend that was paid in newly issued common stock on Sept. 4. Neogen had approximately 9,350,000 shares of common stock outstanding prior to the split, and now has approximately 14,000,000 shares of common stock outstanding.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases, and sanitation concerns, and dehydrated culture media. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION SUMMARIZED UNAUDITED CONSOLIDATED OPERATING DATA

(In thousands, except for percentages and per share amounts)

		Quarter ended Aug. 31 2006
	2007
Revenue
Food Safety	$13,759	$11,392
Animal Safety	9,150	8,828

Total revenue	22,909	20,220
Cost of sales	10,612	9,900

Gross margin	12,297	10,320
Other expenses
Sales & marketing	4,678	4,240
Administrative	2,330	1,804
Research & development	742	698

Total other expenses	7,750	6,742

Operating income	4,547	3,578
Other revenue	164	54

Income before tax	4,711	3,632
Income tax	1,700	1,226

Net income	$3,011	$2,406
Net income per diluted share(1)	$0.21	$0.17

Other information:
Shares to calculate per share(1)	14,574	13,943
Depreciation & amortization	$808	$777
Interest expense	—	11
Gross margin (% of sales)	53.7%	51.0%
Operating income (% of sales)	19.8%	17.7%
Revenue increase vs. FY 2007	13.3%
Net income increase vs. FY 2007	25.1%

NEOGEN CORPORATION SUMMARIZED UNAUDITED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Aug. 31 2007	May 31 2007
Assets
Current assets
Cash & securities	$6,786	$13,424
Accounts receivable	17,843	14,914
Inventories	22,295	19,116
Other current assets	3,397	3,644

Total current assets	50,321	51,098
Property & equipment	16,569	16,402
Goodwill & other assets	41,944	37,784

Total assets	$108,834	$105,284

Liabilities & Stockholders’ Equity
Current liabilities	$9,336	$10,038
Long-term debt	—	—
Other long-term liabilities	3,233	3,301
Stockholders’ equity: Shares outstanding 14,150 in Aug. and 14,021 in May(1)	96,265	91,945

Total liabilities & stockholders’ equity	$108,834	$105,284

(1)	Reflects effect of Sept. 4, 2007, 3-for-2 stock split

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